                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          POPE & TALBOT CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                              POPE & TALBOT, INC.
                             1500 S.W. FIRST AVENUE
                             PORTLAND, OREGON 97201

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 10, 1995

     The Annual Meeting of Shareholders of Pope & Talbot, Inc. (the "Company"), a Delaware corporation, will be held at the Riverplace Alexis Hotel, 1510 Southwest Harbor Way, Portland, Oregon on Wednesday, May 10, 1995, at 2:30 p.m., for the following purposes:

     1. To elect two persons to the Board of Directors of the Company to serve for a term of three years;

     2. To ratify the selection of independent public accountants for the year 1995; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 13, 1995, are entitled to receive notice of and to vote at the Annual Meeting.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, you are urged to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you do attend the Annual Meeting.

                                          By order of the Board of Directors

                                          C. Lamadrid
                                          Senior Vice President,
                                          Secretary, Treasurer and
                                          Chief Financial Officer

Portland, Oregon
March 15, 1995

                                PROXY STATEMENT

                                    GENERAL

     The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held May 10, 1995 and at any adjournment thereof. You may revoke it at any time prior to its use by a written communication to C. Lamadrid, Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already given a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

     Only shareholders of record at the close of business on March 13, 1995 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 13,362,729 shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 1994 Annual Report, to its shareholders on March 16, 1995.

     Shares of common stock represented by proxies in the accompanying form which are properly executed and returned to the Company will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained in such proxies. Where no such instructions are given, the shares will be voted for the election of directors as described herein, for ratification of Arthur Andersen & Co., LLP as the Company's independent public accountants for 1995 and at the discretion of the proxy holders on such other matters as may come before the Annual Meeting.

     A majority of the shares of the Company's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to stockholders; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Board of Directors presently consists of eight directors divided into three classes serving staggered three-year terms. Two directors are to be elected at the Annual Meeting, each to hold office until the 1998 Annual Meeting of Shareholders and until a successor has been elected and qualified. Both nominees are presently directors. Six directors will continue to serve in accordance with their prior elections. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to utilize the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the two nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that both of these nominees will be available for election, but in the event that either of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of both of the above-mentioned nominees as Directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

     The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING IN 1998

     Hamilton W. Budge, age 66, has been a director of the Company since 1967. Mr. Budge is also a member of the Board's Human Resources Committee. Prior to his retirement in 1990, Mr. Budge was a partner in the law firm of Brobeck, Phleger and Harrison, and has been of counsel to that firm since his retirement. Brobeck, Phleger and Harrison is outside general counsel to the Company. Mr. Budge is also a director of Technology for Communications, International.

     Charles Crocker, age 56, has been a director of the Company since 1986. Mr. Crocker is also a member of the Board's Audit Committee. Since 1974, Mr. Crocker has been Chairman of the Board of BEI Electronics, a diversified technology firm specializing in military and medical applications. He has been President of Crocker Capital, a private venture capital firm, since 1985 and was General Partner of Crocker Associates, a private venture investment partnership from 1970 to 1991. Mr. Crocker is also a director of BEI Electronics, Inc., Fiduciary Trust Company International and Superconductor Technologies, Inc.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRING IN 1996

     Warren E. McCain, age 69, has been a director of the Company since 1989. Mr. McCain is also a member of the Board's Human Resources Committee. Since 1991, Mr. McCain has been Chairman of the Executive Committee of Albertson's, Inc., a grocery store chain, and from 1976 to 1991 was Chairman of the Board and Chief Executive Officer of Albertson's. Mr. McCain is also a director of Albertson's, Inc., Portland General Corporation and West One Bancorp.

     Robert Stevens Miller, Jr., age 53, has been a director of the Company since 1993. Mr. Miller is also a member of the Board's Audit and Human Resources Committees. Since 1993, Mr. Miller has been retired. From 1992 to February 1993, he was a senior partner with the investment banking firm of James D. Wolfensohn, Inc. Prior to that time, he was with Chrysler Corporation, an automobile manufacturer, as the Vice Chairman of the Board from 1990 to 1992 and as the Chief Financial Officer from 1981 to 1990. Mr. Miller is also a director of Coleman Company, Federal-Mogul Corporation, Fluke Corporation, Symantec, Inc. and U.S. Bancorp.

     Hugo G. L. Powell, age 50, has been a director of the Company since 1985. Mr. Powell is also a member of the Board's Audit Committee. Since May 1994, Mr. Powell has been President of Labatt Brewing Company, Inc., beverage manufacturers and distributors. Prior to that time, he was President of Labatt Breweries of Canada from 1992 to May 1994 and President of Labatt's Ontario Breweries from 1990 to 1992. He was also President and Chief Executive Officer of Everfresh, Inc., food processors, from 1989 to 1990. Mr. Powell is also a director of John Labatt, Ltd.

                             TERM EXPIRING IN 1997

     Gordon P. Andrews, age 38, was elected as a director of the Company at the 1994 Annual Meeting. Mr. Andrews is also a member of the Board's Audit Committee. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

     Peter T. Pope, age 60, has been a director of the Company since 1962. Since 1971, Mr. Pope has been Chairman of the Board and Chief Executive Officer of the Company. Since 1990, he has also been President of the Company. Mr. Pope is also a director of the Newhall Land and Farming Company and Pope MGP, Inc. and Pope EGP, Inc., General Partners of Pope Resources.

     Brooks Walker, Jr., age 66, has been a director of the Company since 1981. Mr. Walker is also a member of the Board's Audit and Human Resources Committees. Since 1988, Mr. Walker has been General Partner of Walker Investors, a venture capital investment partnership. Mr. Walker is also a director of AT&T Capital Corporation and The Gap, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of January 30, 1995, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in "Executive Compensation" below, and by all directors and executive officers as a group.

                                            AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                            ------------------------------------------
                                                              OPTIONS
                                                            EXERCISABLE
                                                           WITHIN 60 DAYS                   PERCENT OF
            NAME OF INDIVIDUAL              CURRENTLY            OF                        OUTSTANDING
           OR IDENTITY OF GROUP             OWNED(1)      JANUARY 30, 1995      TOTAL      COMMON STOCK
- ------------------------------------------  ---------     ----------------     -------     ------------
Gordon P. Andrews.........................    226,861(3)            --         226,861          1.7%
Hamilton W. Budge.........................     20,000(4)            --          20,000             (2)
Charles Crocker...........................      1,000               --           1,000             (2)
Michael Flannery..........................     16,235(4)        24,450          40,685             (2)
William G. Frohnmayer.....................      5,456           16,265          21,721             (2)
Carlos M. Lamadrid........................     12,837(4)        20,810          33,647             (2)
Warren E. McCain..........................      1,000               --           1,000             (2)
Robert Stevens Miller, Jr.................      1,000(4)            --           1,000             (2)
Peter T. Pope.............................    416,155(5)       152,944         569,099          4.3%
Hugo G. L. Powell.........................         --               --              --             (2)
Robert L. Vanderselt......................      3,000           27,790          30,790             (2)
Brooks Walker, Jr.........................      1,600               --           1,600             (2)
All directors and executive officers as a
  group (13 persons including persons
  listed above)...........................    705,144          245,161         950,305          7.1%

- ---------------

(1) Except as otherwise noted, the directors and named executive officers and all directors and officers as a group have sole voting and investment power with respect to the shares listed.

(2) Less than one percent of the outstanding common stock.

(3) Includes 47,385 shares for which he is co-trustee for his children and his sister's children, and 2,600 shares for which his wife is trustee for his children.

(4) Investment and voting power shared with his wife.

(5) Includes 40,000 shares for which he shares investment and voting power and 30,361 shares owned by his wife, as to which he disclaims beneficial ownership.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has as its two standing committees the Audit Committee and the Human Resources Committee. These committees are composed entirely of non-employee directors. The Board does not have a nominating committee, but the Board as a whole considers and makes nominations for directors.

     The Audit Committee is currently comprised of Brooks Walker, Jr., Chairman, Gordon P. Andrews, Charles Crocker, Robert Stevens Miller, Jr. and Hugo G. L. Powell. The Audit Committee monitors, on a periodic basis, the performance of the independent public accountants and recommends their engagement or dismissal to the Board of Directors. It also reviews with the independent public accountants the scope and results of their audits and their independence with respect thereto and the adequacy of the Company's accounting and financial controls.

     The Human Resources Committee is currently comprised of Hamilton W. Budge, Chairman, Warren E. McCain, Robert Stevens Miller, Jr. and Brooks Walker, Jr. The Human Resources Committee generally performs the functions of a compensation committee and recommends salary, incentive compensation and bonus arrangements for the Company's senior management. Its recommendations are acted upon by the Board of Directors. The Human Resources Committee also has sole authority to administer the Company's stock option and stock bonus plans and make grants or awards thereunder.

     The Board of Directors held six meetings during 1994. The Audit Committee held two meetings, and the Human Resources Committee held three meetings. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which he served.

     Each director of the Company, except Mr. Pope, is paid $18,000 per year. In addition, each director, except Mr. Pope, is paid $1,000 for every board meeting attended plus $700 for each meeting of a standing committee of the Board attended if that meeting is held on the same day as a Board meeting and $1,000 otherwise.

BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

     The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 1994.

                                             VOTING POWER     INVESTMENT POWER
                                           ----------------   ----------------             PERCENT
                                            SOLE     SHARED    SOLE     SHARED    TOTAL    OF CLASS
                                           -------   ------   -------   ------   -------   --------
    Emily T. Andrews.....................  832,315    --      832,315    --      832,315     6.2%
      600 Montgomery Street
      San Francisco, CA 94111

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and the Company's four other highest-paid executive officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1994, December 31, 1993 and December 31, 1992, respectively. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1994 fiscal year has resigned or terminated employment during 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                           ANNUAL COMPENSATION                COMPENSATION
                                     --------------------------------     ---------------------
                                                            OTHER         RESTRICTED
                                                            ANNUAL          STOCK      OPTIONS/    ALL OTHER
          NAME AND                   SALARY     BONUS    COMPENSATION       AWARDS      SAR'S     COMPENSATION
     PRINCIPAL POSITION       YEAR   ($)(1)    ($)(1)        ($)            ($)(2)       (#)         ($)(3)
- ----------------------------  ----   -------   -------   ------------     ----------   --------   ------------
Peter T. Pope...............  1994   407,872   141,047          --              --      24,000        4,500
  Chairman of the Board,      1993   394,078   201,336          --              --      60,000        4,497
  President, and Chief        1992   380,750        --          --              --      38,990        4,364
  Executive Officer
Robert L. Vanderselt........  1994   198,458    34,889          --              --       6,000        4,491
  Group Vice President        1993   191,740    39,614      53,022(4)           --      22,000        4,497
  Consumer Products Div.      1992   182,250        --       1,656(4)           --       9,650        2,795
Michael Flannery............  1994   196,060    93,027          --              --       5,500        4,500
  Group Vice President        1993   189,426   102,572          --              --      20,000        4,497
  Wood Products Division      1992   183,018        --          --              --       9,650        4,364
Carlos M. Lamadrid..........  1994   191,848    68,442          --              --       5,500        4,500
  Senior Vice President,      1993   185,356    77,816          --              --      20,000        4,497
  Secretary, Treasurer and    1992   179,080        --          --              --       9,650        4,364
  Chief Financial Officer
William G. Frohnmayer.......  1994   177,994    32,902          --              --       5,500        4,500
  Group Vice President        1993   171,968    41,755          --              --      20,000        4,497
  Fiber Division              1992   166,146        --          --              --       9,650        4,364

- ---------------

(1) Includes salary and bonus deferred under the Company's Tax Deferred Savings Plan.

(2) Mr. Flannery was the only named executive officer to hold restricted stock at the end of the 1994 fiscal year. At that date he held 1,000 shares of restricted common stock with a fair market value of $15,875. These shares will vest in April 1995.

(3) Consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each named executive officer.

(4) Consists of relocation costs reimbursed to Mr. Vanderselt (including the loss incurred on the sale of his former residence) in connection with his relocation to Portland, Oregon.

STOCK OPTION AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of stock options and stock appreciation rights (SARs) made under the Company's Stock Option and Appreciation Plan for the 1994 fiscal year to the named executive officers:

                           OPTION/SAR GRANTS IN 1994

                                                INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                          --------------------------------------------------------------       VALUE AT ASSUMED
                                             % OF TOTAL                                             ANNUAL
                            NUMBER OF       OPTIONS/SARS                                     RATES OF STOCK PRICE
                           SECURITIES        GRANTED TO                                        APPRECIATION FOR
                           UNDERLYING        EMPLOYEES       EXERCISE OR                        OPTION TERM(1)
                          OPTIONS/SARS       IN FISCAL        BASE PRICE      EXPIRATION     --------------------
                          GRANTED(2)(3)         YEAR         ($/SHARE)(4)        DATE        5% ($)      10% ($)
                          -------------     ------------     ------------     ----------     -------     --------
Peter T. Pope...........      24,000            24.2            30.375           1/23/04     458,464     1,161,838
Carlos M. Lamadrid......       5,500             5.5            30.375           1/23/04     105,065       266,255
Michael Flannery........       5,500             5.5            30.375           1/23/04     105,065       266,255
William G. Frohnmayer...       5,500             5.5            30.375           1/23/04     105,065       266,255
Robert L. Vanderselt....       6,000             6.0            30.375           1/23/04     114,616       290,460

- ---------------

(1) The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company's common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers. In addition, these assumed values do not take into account option provisions which trigger the termination of the option following cessation of employment, the nontransferability of the options and the exercise schedule in effect for each option which is contingent upon continuous service with the Company for periods of up to five years.

(2) The Stock Option Plan permits the granting of two types of stock appreciation rights: Tandem Stock Appreciation Rights and Independent Stock Appreciation Rights. Tandem Stock Appreciation Rights allow the holder to elect between the exercise of the underlying option for shares of common stock or the surrender of such option for an appreciation distribution from the Company, payable in cash or in shares of common stock. Independent Stock Appreciation Rights may be exercised for an appreciation distribution concurrently with (or within a period not to exceed 12 months following) the exercise of the underlying option for shares of common stock and do not require that option to be surrendered. None of the options granted in 1994 included stock appreciation rights.

(3) Options will become exercisable for the option shares in a series of 5 equal and successive annual installments, beginning January 23, 1995. Each option will become immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company's assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Upon the termination of the optionee's employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, the option will become immediately exercisable for all of the option shares. Option acceleration will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. For further information concerning these option acceleration provisions, please see the section below entitled Employment Contracts and Change in Control Arrangements. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(4) The exercise price of each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The optionee may be permitted, subject to the approval of the Plan administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of common stock) in satisfaction of such tax liability. The Plan Administrator also has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with a exercise price equal to the lower fair market value of the option shares on the regrant date.

                       OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executive officers concerning exercise of options during the 1994 fiscal year and unexercised options held as of the end of that fiscal year. No SAR's were exercised during the 1994 fiscal year by the named executive officers, nor were any SAR's outstanding at the end of such fiscal year.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                          VALUE REALIZED       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             SHARES      (MARKET PRICE AT     UNDERLYING UNEXERCISED             IN-THE-MONEY
                            ACQUIRED      EXERCISE LESS        OPTIONS AT FY-END (#)       OPTIONS AT FY-END($) (1)
                           ON EXERCISE   EXERCISE PRICE)    ---------------------------   ---------------------------
          NAME                 (#)             ($)          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------  -----------   ----------------   -----------   -------------   -----------   -------------
Peter T. Pope............         --               --         116,806        114,334         19,425         12,950
Carlos M. Lamadrid.......     23,000          275,315          11,700         32,550          1,820          3,640
Michael Flannery.........         --               --          14,240         32,550          1,820          3,640
William G. Frohnmayer....     20,150          258,869          11,500         32,550             --          3,640
Robert L. Vanderselt.....         --               --          17,260         35,390         16,875         11,250

- ---------------

(1) Based upon the market price of $15.875 per share, which was the closing selling price of the Company's common stock on the last day of the 1994 fiscal year, less the exercise price payable per share.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company's qualified defined benefit pension plan and the nonqualified supplemental pension plan which provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                               PENSION PLAN TABLE

                                        YEARS OF SERVICE
FINAL AVERAGE     ------------------------------------------------------------
   SALARY            15           20           25           30           35
- -------------     --------     --------     --------     --------     --------
  $ 100,000       $ 25,871     $ 34,494     $ 43,118     $ 45,618     $ 48,118
    125,000         33,371       44,494       55,618       58,743       61,868
    150,000         40,871       54,494       68,118       71,868       75,618
    175,000         48,371       64,494       80,618       84,993       89,368
    200,000         55,871       74,494       93,118       98,118      103,118
    225,000         63,371       84,494      105,618      111,243      116,868
    250,000         70,871       94,494      118,118      124,368      130,618
    300,000         85,871      114,494      143,118      150,618      158,118
    350,000        100,871      134,494      168,118      176,868      185,618
    400,000        115,871      154,494      193,118      203,118      213,118
    450,000        130,871      174,494      218,118      229,368      240,618
    500,000        145,871      194,494      243,118      255,618      268,118

     A participant's compensation covered by the Company's pension plan is his or her average salary for the five consecutive calendar plan years within the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of his or her employment with the Company. Covered compensation estimated for named executive officers as of the end of the last calendar year is: Mr. Pope, $410,184; Mr. Lamadrid, $192,936; Mr. Flannery, $197,172; Mr. Frohnmayer, $179,004; and Mr. Vanderselt, $199,584. The estimated years of service for each named executive officer is as follows: Mr. Pope, 29 years; Mr. Lamadrid, 21 years; Mr. Flannery, 8 years; Mr. Frohnmayer, 17 years; and Mr. Vanderselt 3 years.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTRACT ARRANGEMENT

     The Company does not have any employment agreements with any of the executive officers named in the Summary Compensation Table. However, the Company has entered into special severance agreements with several of its executive officers, including each of the named executive officers. Under these agreements, the executive officers will be entitled to certain benefits in the event their employment is involuntarily terminated (other than for cause) within 18 months following a change in control of the Company. Involuntary termination is defined in each severance agreement as the officer's involuntary discharge or dismissal (other than for cause) by the Company or his/her voluntary termination of employment following a material reduction in compensation or level of responsibilities.

     The benefits to be provided upon such officer's involuntary termination include (i) the acceleration of all unvested options and stock appreciation rights held by the officer under the Company's Stock Option and Appreciation Plan and (ii) the vesting of all restricted shares of the Company's common stock held in escrow for the officer under the Company's Restricted Stock Bonus Plan. In addition, to the extent the spread on the accelerated options and stock appreciation rights which exists at the time of the officer's involuntary termination (i.e., the excess of the then current market price of the Company's common stock subject to such options and stock appreciation rights over the exercise price) and the then current market price of the shares which vest under the Restricted Stock Bonus Plan do not in the aggregate exceed two times the officer's base salary and bonuses for the fiscal year preceding the fiscal year of involuntary termination, the officer will receive a lump sum cash severance payment in an amount sufficient to bring the total benefit package up to the two times salary-and-bonus amount. However, the value of the total benefit package (option acceleration, share vesting and severance payment) is limited to 2.99 times the officer's average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

     Each severance agreement contains a detailed procedure for valuing the officer's total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer's services with the Company prior to involuntary termination.

     For purposes of each severance agreement, a change in control is defined as
(i) the successful acquisition of 25% or more of the Company's outstanding voting stock pursuant to a third-party tender or exchange offer which the Board of Directors does not recommend the Company's shareholders accept or (ii) a change in the composition of the Company's Board of Directors which occurs because the individuals nominated for election or re-election by majority vote of those members of the Board elected at the last shareholder meetings at which there were not contested elections for Board membership fail to be elected or re-elected by the shareholders by reason of one or more contested elections for Board membership.

     In the event benefits were to become due in the year ending December 31, 1995 under the severance agreements currently in effect for the executive officers listed in the Summary Compensation Table, the maximum amounts payable would be as follows: Mr. Pope, $1,521,655; Mr. Lamadrid, $825,273; Mr. Flannery, $821,935; Mr. Frohnmayer, $772,172; and Mr. Vanderselt, $451,886.

                           HUMAN RESOURCES COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

                         EXECUTIVE COMPENSATION REPORT

     The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation.

     It is the duty of the Human Resources Committee to set the base salary of the Company's executive officers and to administer the Company's Stock Option and Appreciation Plan under which grants may be made to such officers and other key employees. In addition, the Human Resources Committee administers the Company's Executive Incentive Plan under which the Company's executive officers and other key employees may earn additional bonus amounts each year based upon individual performance and the Company's attainment of specified performance goals.

                          GENERAL COMPENSATION POLICY

     The fundamental policy of the Human Resources Committee in compensation matters is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance and their contribution to the financial success of the Company. It is an objective of this policy to have a substantial portion of each officer's total annual compensation contingent upon the achievement of such financial and performance goals. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry which are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Human Resources Committee, and
(iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an employee's level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance and stock price appreciation rather than upon base salary.

     In order to facilitate the implementation of these policies, the Human Resources Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

     Factors. The principal factors considered by the Human Resources Committee in establishing the components of each executive officer's compensation package for the 1994 fiscal year are summarized below.

     - BASE SALARY. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at the Company's principal competitors, both inside and outside the industry. Within the forest products industry the peer group consists of 29 companies of which 20 are included in the Value Line Paper and Forest Products Index which appears in the performance graph on page 13. The base salary level for executive officers is generally at the median level determined for such individuals on the basis of the external salary data provided the Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis, and adjustments to each executive officer's base salary are based upon individual performance and salary increases paid by the Company's competitors.

     - ANNUAL INCENTIVE COMPENSATION. An annual bonus may be earned by each executive officer under the terms of the Executive Incentive Plan, provided the Company's earnings for the fiscal year exceed 4% of shareholder equity, as measured at the start of that year. For the 1994 fiscal year, bonuses were earned under this program on the basis of the following factors: (i) the extent to which the company-wide performance objective was obtained, (ii) earnings achieved at the division level, for those executives who are division leaders rather than corporate officers, and (iii) personal performance. The intent is to target total cash compensation at the level determined for such individuals on the basis of surveyed salary data. The target bonus for each executive officer was established by the Human Resources Committee at the start of the year, with the target bonus per executive officer set at 25% to 35% of base salary (in accordance with his position at the Company) and the maximum bonus limited to a range between 50% and 70% of base salary for the year. The after-tax earnings for the 1994 fiscal year were approximately 77% of the Company-wide target, and the bonuses paid for that year to each of the executive officers named in the Summary Compensation Table are indicated in the Bonus column.

     - LONG-TERM INCENTIVE COMPENSATION. In January 1994, the Human Resources Committee approved the grants of stock options to each of the Company's executive officers under the Company's Stock Option and Appreciation Plan (see the table titled "Option/SAR Grants in 1994" on page 6). These grants are designed to align the interests of each executive officer with those of the Company's shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The option grant to each executive officer for the 1994 fiscal year was based on maintaining the total number of option grants made to each executive officer over the past five years to a competitive median level based upon recommendations submitted by the independent compensation consulting firm retained by the Company.

     Each option grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the date preceding the grant date) over a specified period of time (up to 10 years). The exercisability of these stock options generally vests in equal installments over a five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of their executive officers. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1995 will exceed the $1 million limit per covered officer. Under the phase-in period in effect for this limitation, any compensation deemed paid in fiscal 1995 upon the exercise of outstanding options under the Company's Stock Option and Appreciation Plan will qualify as performance-based compensation that will not be subject to the $1 million limitation. Until final Treasury regulations are issued with respect to the new $1 million limitation, the Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million limitation, should the individual compensation of any executive officer ever approach that level.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In setting the compensation payable to the Company's Chief Executive Officer, Mr. Pope, the Human Resources Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to individual and Company performance and stock price appreciation.

     Mr. Pope's base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry which are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. These same companies form the peer group for comparative compensation purposes for all other executive officers of the Company. In setting Mr. Pope's base salary, it is the intent of the Human Resources Committee to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 1994 fiscal year, Mr. Pope's base salary was set at the median level in effect for chief executive officers at the surveyed companies. In January 1995, the Human Resources Committee conducted its annual review of Mr. Pope's base salary level and increased his base salary by 3%, effective March 1, 1995. The increase was designed to maintain Mr. Pope's base salary at approximately the mid-point of the base salary projections for the 1995 calendar year.

     On the basis of (i) meeting 77% of the Company-wide target in 1994, and
(ii) Mr. Pope's individual performance during that year, the Human Resources Committee awarded him a cash bonus under the Executive Incentive Plan in the amount of $141,047.

     The stock option grant for 24,000 shares made to Mr. Pope for the 1994 fiscal year was, as with all other executive officers, designed to maintain the total level of option grants made to him over the last five years to a competitive median level based upon recommendations of the independent compensation consulting firm retained by the Company for comparative compensation purposes. On the basis of those recommendations, the Human Resources Committee also granted Mr. Pope an option for an additional 43,700 shares in January 1995.

     The option grants made to Mr. Pope place a significant portion of his total compensation for the year at risk, since the options will have no value unless there is appreciation in the value of the Company's common stock over the option term.

                           Human Resources Committee

Hamilton W. Budge       Robert Stevens Miller, Jr.
Warren E. McCain        Brooks Walker, Jr.

                 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Human Resources Committee serves as the Company's Compensation Committee, and its members are as named above. No member of the Human Resources Committee was at any time during the 1994 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Human Resources Committee.

     Mr. Budge is of counsel to the law firm of Brobeck, Phleger & Harrison, outside general counsel to the Company.

                            STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock during the five fiscal-year period ended December 31, 1994, with the cumulative total return on the S&P 500 Index and the Value Line Paper and Forest Products Index for that same period. The comparison assumes $100 was invested on December 31, 1989 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS

      MEASUREMENT PERIOD                        STANDARD &     PAPER/FOREST
    (FISCAL YEAR COVERED)   POPE & TALBOT       POORS 500        PRODUCTS
    ---------------------   -------------       ----------     ------------
1989                            100.00            100.00          100.00
1990                             59.32             96.83           83.93
1991                             64.95            126.41          108.98
1992                             70.77            136.25          119.91
1993                            136.75            150.00          131.48
1994                             75.24            151.73          142.93

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Executive Compensation Report and the preceding Stock Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has in prior years acquired, and in future years intends to continue to acquire, timber from Pope Resources, a Delaware limited partnership (the "Partnership"). Peter T. Pope holds 5.6% of the outstanding partnership interests in the Partnership. In addition, Mr. Pope owns 50% of the shares of the Partnership's general partners and serves on such general partners' boards of directors. Timber purchases by the Company from the Partnership totaled $3,874,127 for 1994. The terms and conditions under which these timber purchases have been made have been based on competitive bids or have been comparable to those made available by third parties, as determined by the Partnership and the Company.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1994 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than tenpercent beneficial owners.

                                 PROPOSAL NO. 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee of the Board, appointed Arthur Andersen & Co., LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995, subject to ratification by the shareholders at the Annual Meeting. A representative of Arthur Andersen & Co., LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires, and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote by the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request the shareholders' ratification. If the shareholders do not ratify this appointment, the Board of Directors will reconsider such selection.

                             SHAREHOLDER PROPOSALS

     A shareholder who intends to present a proposal at the 1996 Annual Meeting of Shareholders must submit such proposal by November 16, 1995, for inclusion in the Company's 1996 proxy statement and form of proxy relating to such meeting. The proposal must be mailed to Mr. C. Lamadrid, Senior Vice President, Secretary, Treasurer and Chief Financial Officer, Pope & Talbot, Inc., 1500 S.W. First Avenue, Portland, Oregon 97201. Such proposals will be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which will be presented for action at the meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

                       ANNUAL REPORT -- FINANCIAL MATTERS

     The annual report to shareholders covering the operations of the Company for the year 1994, including financial statements is enclosed herewith.

                                          By order of the Board of Directors.

                                          C. Lamadrid
                                          Senior Vice President, Secretary,
                                          Treasurer and Chief Financial Officer

PROXY                         POPE & TALBOT, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 10, 1995

    The undersigned hereby appoints Warren E. McCain, Peter T. Pope and Brooks Walker, Jr., jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc. to be held on May 10, 1995 and at any adjournments thereof:

1. / / WITH / / WITHOUT authority to vote for the following nominees to the Board of Directors to serve three-year terms, as described in the accompanying Proxy Statement (THE BOARD OF DIRECTORS FAVORS A VOTE WITH AUTHORITY):

                       HAMILTON W. BUDGE, CHARLES CROCKER

- --------------------------------------------------------------------------------

 (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

2. / / FOR / / AGAINST / / ABSTAIN the proposal to ratify the selection of Arthur Andersen & Co., LLP to continue as independent certified public accountants for the year 1995 (THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR): and

3. In their discretion, upon any such other matters as may properly come before the meeting.

UNLESS OTHERWISE SPECIFIED, THE PROXIES ARE GRANTED THE AUTHORITY TO VOTE FOR THE ELECTION OF ALL OR ANY OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.
                                                      Dated: ------------, 1995

                                                      Please sign here exactly
                                                      as name(s) appear(s)
                                                      hereon.
                                                      -------------------------
                                                      (When signing as attorney,
                                                      administrator, trustee,
                                                      guardian or corporate
                                                      officer, please so
                                                      indicate.)